Exhibit 99.1

Company Contact:	Investor Relations Contacts:
BioSphere Medical, Inc.	Lippert/Heilshorn & Associates, Inc.
Martin Joyce, EVP & CFO	Kim Golodetz
(781) 681-7925	(kgolodetz@lhai.com)
www.biospheremed.com	(212) 838-3777
Bruce Voss
(bvoss@lhai.com)
(310) 691-7100

BIOSPHERE MEDICAL REPORTS FOURTH QUARTER REVENUE OF $8.4 MILLION AND A

NARROWED NET LOSS OF $0.02 PER SHARE

Conference call to be held February 11 at 8:30 a.m. eastern time

ROCKLAND, Mass. (February 10, 2010) — BioSphere Medical, Inc. (NASDAQ: BSMD) (“BioSphere” or the “Company”) — the pioneer in the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by a minimally invasive, image-guided medical procedure called embolotherapy — today reported financial results for the three and 12 months ended December 31, 2009.  Highlights of the fourth quarter of 2009 and subsequent weeks include:

•                  Net loss per share was $0.02 for the fourth quarter of 2009, sharply narrowed from a net loss per share of $0.09 for the fourth quarter of 2008

•                  Total worldwide revenue was $8.36 million for the fourth quarter of 2009, an increase of 16% over the same period in 2008

•                  Total U.S. revenue was $6.10 million, up 3% over the same period in 2008

•                  Total outside the U.S. (OUS) revenue was $2.26 million, an increase of 69% over the same period in 2008

•                  BioSphere filed an Investigational Device Exemption (IDE) in October 2009 with the U.S. Food and Drug Administration (FDA) and continues to work with the FDA on finalizing the related clinical study protocol for a planned pivotal trial of its QuadraSphere® Microspheres loaded with doxorubicin for the treatment of primary liver cancer

•                  BioSphere conducted 51 Community Health Talks (CHTs) in partnership with hospitals and interventional radiologists to raise awareness among targeted patients of uterine fibroid embolization (UFE) as a treatment option for women with symptomatic fibroids

Commentary

Richard Faleschini, BioSphere’s president and chief executive officer, said, “In the fourth quarter of 2009, we saw significant growth in the sale of our products used by interventional radiologists to treat primary liver cancer.  The 68% worldwide increase in sales was, we believe, due largely to continued publications and podium presentations by thought leaders of the results of their independent work in the use of our embolics, both bland and drug eluting, for the treatment of liver cancer.  We are working closely with the FDA to obtain an approval for our IDE for a planned pivotal study using QuadraSphere Microspheres loaded with doxorubicin for the treatment of primary liver cancer.  The worldwide annual incidence of hepatocellular carcinoma, or HCC, is more than 600,000, half of which cases are in China, and 20,000 of which occur in the U.S.  Based on the current scientific literature, we expect the incidence of HCC to increase significantly in the next ten years.  The current market size and our expectations of growth in incidence make the liver cancer market a key opportunity for BioSphere.  Assuming FDA approves our pivotal trial, we expect to treat approximately 200 patients at 16 sites in the U.S., EU, and Brazil, and the study will compare QuadraSphere Microspheres loaded with doxorubicin with conventional transarterial chemoembolization with doxorubicin, which is the current standard of care.  If the trial is successful, and we obtain a premarket approval, or PMA, from the FDA, we expect that QuadraSphere Microspheres would be the first FDA-approved device to treat hepatocellular carcinoma using drug-eluting chemoembolization, which we believe has the potential to be a significant value-creating event for BioSphere.”

Mr. Faleschini continued, “In the fourth quarter of 2009, we continued to scale up Community Health Talks (CHTs) in the U.S., which we believe can increase UFE procedures over time.  In the quarter we conducted 51 CHTs, up from 39 in the third quarter.  A total of 119 CHTs were held in 2009, 75 of which were conducted after mid September.  On average, our studies indicate that there is a lag of five to eight months between when a woman attends a CHT and has a UFE procedure done, if she elects to have a UFE.  Thus, UFE sales improved in Q4 compared to Q3, but did not reach or exceed our high point achieved in Q2.  We expect that the full impact of 2009’s CHTs should be felt more throughout the first half of this year.  We believe CHTs can help to countervail the adverse impact that the bad economic climate and consequential high rates of unemployment and lapsing health insurance have had on UFE in the U.S.  Consequently, we plan to more than double the number of CHTs in 2010 compared with 2009, and as we continue to ramp up, they should have a positive compounding effect going forward, assuming no further deterioration of the U.S. economy.  Moreover, on average, CHTs are cost effective to run and yield more UFE procedures per dollar spent compared with other direct-to-patient marketing programs.”  “So, over time our marketing spend should get more efficient if current metrics hold as we scale up these activities,” he concluded.

Financial Results

Total worldwide revenue for the fourth quarter of 2009 was $8.36 million, an increase of 16%, compared with $7.24 million for the fourth quarter of 2008.  Worldwide revenue from sales of embolics and delivery systems for the fourth quarter of 2009 was $8.27 million, up 17% from $7.10 million in the prior year.  Revenue from licensing and the Nippon Kayaku distribution agreement was $0.09 million, compared to $0.10 million in the same period last year.

U.S. sales of embolics and delivery systems were $6.09 million in the fourth quarter of 2009, up 5% from $5.79 million in the fourth quarter of 2008.  Revenue from embolics and delivery systems in Europe, the Middle East and Africa (EMEA) in the fourth quarter of 2009 was $1.49 million, an increase of 39% (24% in local currency), compared with $1.07 million for the same period in 2008.  The EMEA results for the fourth quarter of 2009 include distributor stocking orders of approximately $0.30 million from the required prenotification in our distributor agreements of a HepaSphere™ Microsphere price increase which took effect in January 2010.  In emerging markets outside of the United States and EMEA, product revenue was up approximately threefold, to $0.69 million for the fourth quarter of 2009, compared with $0.23 million for the same period in 2008.  The People’s Republic of China and Brazil accounted for much of the increase, with combined revenues of $0.55 million, compared with $0.12 million in the comparable quarter last year.

Gross profit rose to $6.29 million, or 75.2% of revenue, for the fourth quarter of 2009, compared with gross profit of $5.47 million, or 75.6% of revenue, for the fourth quarter of 2008.  The slight decline in gross profit margin reflects a mix shift to lower gross margin OUS sales compared with the same quarter last year.

Operating expense for the fourth quarter of 2009 was $6.77 million, compared with $7.05 million for the fourth quarter of 2008.  Lower operating expense was primarily due to a significant reduction in U.S. marketing expense as the Company shifted tactics to more efficient local marketing programs from national direct-to-consumer campaigns.  Research and development expense was also lower, as a milestone charge under the Company’s agreement with DuPont of $0.20 million recorded in Q4 2008 was not incurred in Q4 2009.

Operating loss for the fourth quarter of 2009 declined significantly, to $0.49 million from $1.58 million in the same period of 2008, a drop of 69%.

Foreign exchange gain for the fourth quarter of 2009 was $0.14 million compared with $0.05 million for the same period last year due to the strengthening of the U.S. dollar against the euro, which creates a translation benefit for the Company’s euro-denominated intercompany accounts.

The Company recorded an income tax benefit of $0.05 million in the fourth quarter of 2009 from the French economic stimulus program.

The quarterly preferred stock dividend for the fourth quarter of 2009 was $0.15 million, unchanged from the fourth quarter of 2008.

Net loss applicable to common stockholders in the fourth quarter of 2009 was $0.44 million, or $0.02 per share, improved 74% compared with a net loss applicable to common stockholders in the same period last year of $1.68 million, or $0.09 per share.

As of December 31, 2009, BioSphere had cash, cash equivalents and marketable securities of $18.01 million, compared with $18.24 million as of December 31, 2008.  During the fourth quarter of 2009, BioSphere used only $0.48 million of cash, nearly operating cash flow break even.

Sales by therapeutic area in the fourth quarter of 2009 were as follows:

•                  Worldwide sales of embolics used in interventional gynecology, or UFE, were $5.74 million, up 4% over  $5.55 million in the fourth quarter of 2008, which includes U.S. sales of $4.71 million, an increase of 1%, and sales outside of the U.S. of $1.03 million, an increase of 17%.

•                  Worldwide sales of embolics used in interventional oncology rose 68% to $2.23 million compared with the fourth quarter of 2008, which includes U.S. sales of $1.20 million, an increase of 21%, and sales outside of the U.S. of $1.03 million, an increase of 209%, with the bulk of this increase coming from the People’s Republic of China, Brazil, and from distributors stocking orders in anticipation of a HepaSphere Microsphere price increase in Europe.

•                  Worldwide sales of delivery systems were $0.30 million, compared with $0.23 million in the fourth quarter of 2008, which includes U.S. sales of $0.18 million and sales outside of the U.S. of $0.11 million.

For the year ended December 31, 2009, total revenue was $31.44 million, compared with $29.26 million in the prior-year period, an increase of 7%.  Full-year 2008 revenue includes $0.82 million of phased-out gastric product revenue.  Excluding gastric products, revenue for 2009 increased 11%.  Net loss applicable to common stockholders in 2009 was $3.25 million, or $0.18 per share, compared with $6.07 million, or $0.34 per share, in 2008.

Conference Call and Webcast

The Company will host a conference call to discuss these results and answer questions on February 11, 2010 beginning at 8:30 a.m. eastern time.  The dial-in number is 1-888-563-6275 (U.S./Canada) or 1-706-643-3137 (International), and the conference ID is 53823025.  The live webcast will be available in the “Investors” section of BioSphere’s Web site at www.biospheremed.com.  A replay of the webcast will also be available at BioSphere’s Web site.

About BioSphere Medical, Inc.

BioSphere Medical, Inc. seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology.  The Company’s core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications.  BioSphere’s principal focus is the use of its products for the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE.  The Company’s products continue to gain acceptance in this rapidly emerging procedure, as well as in a number of other new and established medical treatments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the size and growth of the liver cancer market and the related business opportunity; the Company’s plans and expectations  with respect to its IDE and planned pivotal trial of QuadraSphere Microspheres; and the Company’s plans and expectations regarding its sales and marketing strategies for UFE.  The Company may use words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “expects,” “should,” “intends,” “looking forward,” and similar expressions to identify these forward-looking statements.  These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions.  There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict, including, without limitation, risks relating to:

•                  the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products;

•                  the failure of the Company to increase the rate of UFE procedures, and concomitant use of its products for UFE, with its sales and marketing strategies;

•                  the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the development, commercialization, manufacture and sale of its products and product candidates, including, without limitation, the risk that the Company will not gain necessary regulatory approvals to market and sell its products in Japan through its agreement with Nippon Kayaku, and risks related to the Company’s ability to successfully obtain approval for and complete its planned pivotal clinical trial of QuadraSphere Microspheres loaded with doxorubicin for the treatment of primary liver cancer;

•                  delays and/or adverse results in the Company’s planned QuadraSphere Microspheres clinical trial;

•                  the Company’s ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

•                  the absence of, or delays or cancellations of, product orders;

•                  delays, difficulties or unanticipated costs in the introduction of new products;

•                  competitive pressures;

•                  the risk of adverse outcomes in product liability claims against the Company;

•                  the inability of the Company to successfully execute on its plans and strategies for future growth, including its plans to grow its business in both the UFE and interventional oncology fields and its plans for international growth;

•                  the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

•                  general economic and market conditions, both domestic and abroad; and

•                  risk factors described in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Form 10-Q for the quarter ended September 30, 2009, each as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release.  The Company anticipates that subsequent events and developments may cause its forward-looking statements to change.  The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

(Tables to follow)

BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED  BALANCE SHEETS

As of December 31, 2009 and 2008

(in thousands, unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and investments	$18,088	$18,239
Accounts receivable, net	5,183	4,729
Inventories	3,713	3,762
Prepaid expenses and other current assets	639	663
Property and equipment, net	829	989
Goodwill	1,443	1,443
Other assets	552	403

Total assets	$30,447	$30,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$6,028	$5,402
Deferred revenue	764	63
Capital lease obligations	8	17
Stockholders’ equity	23,647	24,746

Total liabilities and stockholders’ equity	$30,447	$30,228

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three and twelve months ended December 31, 2009 and 2008

(in thousands, except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$8,362	$7,235	$31,443	$29,258

Costs and expenses:
Cost of revenues	2,076	1,764	7,682	7,686
Research and development	961	1,066	3,415	3,305
Sales	2,798	2,611	10,636	10,374
Marketing	1,132	1,642	5,243	6,514
General and administrative	1,677	1,582	7,058	6,499
Patent	205	152	781	705

Total costs and expenses	8,849	8,817	34,815	35,083

Loss from operations	(487)	(1,582)	(3,372)	(5,825)
Other income and expenses, net	141	50	40	462

Net loss before income taxes	(346)	(1,532)	(3,332)	(5,363)

Income tax (provision) benefit	53	—	658	(129)

Net Loss	(293)	(1,532)	(2,674)	(5,492)

Preferred stock dividends	(145)	(145)	(578)	(578)

Net loss applicable to common stockholders	$(438)	$(1,677)	$(3,252)	$(6,070)

Net loss per common share
Basic and diluted	$(0.02)	$(0.09)	$(0.18)	$(0.34)

Weighted average common shares outstanding
Basic and diluted	18,071	18,002	18,044	17,983